UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commercial Vehicle Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	41-1990662
(State or other incorporation or organization)	(I.R.S Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio (Address of principal executive offices)	43054 (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Global Select Market
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this Form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 1 TO FORM 8-A
     The following information hereby amends and restates the Form 8-A originally filed by Commercial Vehicle Group, Inc. with the Securities and Exchange Commission on May 22, 2009.
Item 1. Description of Registrant’s Securities to be Registered
     On March 8, 2011, the Board of Directors (the “Board of Directors”) of Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), adopted, and the Company entered into, Amendment No. 1 (the “Amendment”) to the Company’s Stockholder Rights Plan as set forth in the Rights Agreement, dated as of May 21, 2009 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. The Amendment amended and accelerated the Final Expiration Date (as such term is defined in the Rights Agreement) to March 8, 2011.
     As a result of the Amendment, (i) the Rights Agreement was terminated on March 8, 2011, the Final Expiration Date, (ii) the rights to purchase shares of Series A Preferred Stock, par value $.01 per share, of the Company (the “Rights”) pursuant to the Rights Agreement expired on March 8, 2011, (iii) since the Final Expiration Date, no Rights are associated with or attached to any outstanding shares of the Company’s common stock, par value $0.01 per share, and (iv) since the Final Expiration Date, no person has any rights under the Rights Agreement.
     The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is Exhibit 4.2 hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement, which is an exhibit to the Company’s Current Report on Form 8-K filed on May 22, 2009 and is incorporated herein by reference.
Item 2. Exhibits.
4.1	Rights Agreement, dated as of May 21, 2009, by and between Commercial Vehicle Group, Inc. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 22, 2009).

4.2	Amendment No. 1 to Rights Agreement, dated as of March 9, 2011, by and between Commercial Vehicle Group, Inc. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 9, 2011).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.
Date: March 9, 2011	By	/s/ Chad M. Utrup
Name: Chad M. Utrup
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Rights Agreement, dated as of May 21, 2009, by and between Commercial Vehicle Group, Inc. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 22, 2009).

4.2
Amendment No. 1 to Rights Agreement, dated as of March 9, 2011, by and between Commercial Vehicle Group, Inc. and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 9, 2011).

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